UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                        Date of Report: December 30, 2004
                        (Date of Earliest Event Reported)

                               EDGAR Online, Inc.
             (Exact name of Registrant as specified in its charter)


            Delaware                       0-26071              06-1447017
(State or other jurisdiction of   (Commission File Number)   (I.R.S. Employer
 incorporation or organization)                            Identification No.)

                     50 Washington Street, Norwalk, CT 06854
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (203) 852-5666

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On December 30, 2004, EDGAR Online, Inc. (the "Company") entered into a settlement agreement which concluded a lawsuit commenced by the Company entitled EDGAR Online, Inc. and Financial Insight Systems, Inc. v. Albert E. Girod and Kristine Delta, C.A. No. 1560-K, Court of Chancery of the State of Delaware, Kent County. The Company initiated the lawsuit against Albert Girod, its former chief technology officer, executive vice president and director, and Kristine Delta, its former vice president, based on certain claims that arose out of the purchase by the Company of Financial Insight Systems, Inc. ("FIS") in October 2000. The Company sought compensatory damages and/or restitution for defendants' alleged fraud, unjust enrichment, breach of fiduciary duty, breach of contract and other actions that occurred in connection with the acquisition of FIS.

The Company settled the lawsuit in exchange for all of the shares of common stock currently held by Mr. Girod and one-third of the shares of common stock currently held by Ms. Delta. Specifically, Mr. Girod will transfer 962,375 shares to the Company and Ms. Delta will transfer 12,500 shares to the Company. These shares will be returned to the Company's treasury. As a result, the number of the Company's outstanding shares of common stock will be reduced to 21,470,416 shares. The Company and Mr. Girod have also agreed not to disparage each other pursuant to the Settlement Agreement.


================================================================================

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

  EDGAR ONLINE, INC.

  By:       /s/ Susan Strausberg
            ---------------------------------------
            Susan Strausberg
            President and Chief Executive Officer

Dated: January 4, 2005